                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                         GROUND ROUND RESTAURANTS, INC.

         SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 31, 1995

     The Special Meeting in Lieu of the Annual Meeting of Shareholders of Ground Round Restaurants, Inc. (the "Company") will be held on Friday, March 31, 1995, at 11:00 o'clock in the forenoon, Eastern Standard Time at the Louis D. Brandeis Conference Center, 16th Floor, Nutter, McClennen & Fish, One International Place, Boston, Massachusetts for the following purposes:

     1. To elect a Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To consider and act upon such other business and matters or proposals as may properly come before said Special Meeting in Lieu of the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 7, 1995 as the record date for determining the shareholders having the right to receive notice of and to vote at said Special Meeting in Lieu of the Annual Meeting.

                                           By Order of the Board of Directors

                                                 Robin L. Moroz
                                                   Secretary

Braintree, Massachusetts
March 13, 1995



IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR SHARES OF CAPITAL STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                         GROUND ROUND RESTAURANTS, INC.

                                PROXY STATEMENT

         SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 31, 1995

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Ground Round Restaurants, Inc. (the "Company") of Proxies for use at the Special Meeting in Lieu of the Annual Meeting of Shareholders of the Company to be held, pursuant to the accompanying Notice of Special Meeting, on Friday, March 31, 1995, and at any adjournment or adjournments thereof (the "Special Meeting"). Action will be taken at the Special Meeting to elect a Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

     If a shareholder specifies in the Proxy how it is to be voted, it will be voted in accordance with such specifications, but if proxies which are signed and returned do not specify how they are to be voted, the proxies will be voted FOR the election of the nominees for directors named herein. Any shareholder giving a Proxy in the accompanying form retains the power to revoke it at any time before it is exercised by a written revocation received by the Secretary of the Company or by executing and returning to the Company a proxy bearing a later date. Any shareholder who attends the Special Meeting in person will not be deemed thereby to revoke the Proxy unless such shareholder affirmatively indicates thereat his or her intention to vote the shares in person.

     The Company's principal executive offices are located at 35 Braintree Hill Office Park, Braintree, Massachusetts 02184-9078. The Company mailed this Proxy Statement and related form of Proxy on or about March 13, 1995 to its shareholders of record at the close of business on March 7, 1995.

                ANNUAL REPORT AND INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's annual report on Form 10-K, as amended, for the fiscal year ended October 2, 1994, including financial statements and the report of Ernst & Young LLP ("Ernst & Young") thereon, is being mailed herewith to each of the Company's shareholders of record at the close of business on March 7, 1995. The Board of Directors has selected Ernst & Young as the Company's independent auditors for the current fiscal year. Representatives of Ernst & Young are expected to be present at the Special Meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                               VOTING SECURITIES

     The holders of record of shares of Common Stock of the Company at the close of business on March 7, 1995 may vote at the Special Meeting. On that date, there were outstanding and entitled to vote 11,114,371 shares of Common Stock. Each share of Common Stock is entitled to one vote on each of the matters listed in the Notice of Special Meeting. So long as a quorum is present at the Special Meeting, the directors shall be elected by a plurality of the votes cast at the Special Meeting by the holders of shares entitled to vote at the Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Special Meeting.

                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the number of directors that shall constitute the Board of Directors shall be determined by the Board of Directors from time to time, but in no event shall the number of directors be less than three. The Company's Board of Directors has currently set the number of directors at seven.

     It is the intention of the persons named as Proxies in the accompanying form of Proxy (unless authority to vote therefor is specifically withheld) to vote for the election of the persons named in the following table, all of whom are now directors of the Company, to serve for the ensuing year and until their successors are elected and qualified. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as Proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of said persons will be unwilling or unable to serve if elected.

                                                                      DIRECTOR
                 NAME                                       AGE         SINCE
                 ----                                       ---       --------
        Michael P. O'Donnell........................        38          1991
        J. Eric Hanson..............................        48          1987
        Robert E. Lee(1)............................        38          1993
        David J. P. Meachin.........................        54          1991
        Stanley J. Moss.............................        64          1991
        Thomas J. Russo(1)..........................        53          1991
        Daniel R. Scoggin...........................        57          1991

- ---------------
(1) Messrs. Lee and Russo have been nominated to serve as directors by the Company under the terms of an agreement between the Company and HM Holdings, Inc. See "EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS -- Other".


     Mr. O'Donnell has been the Chairman of the Board, President and Chief Executive Officer of the Company since September 1991 and the President and Chief Executive Officer of the Company's wholly-owned subsidiary The Ground Round, Inc. ("Ground Round") since January 1990. He was Senior Vice President (Southern Division) of TGI Friday's Inc., a restaurant chain, from December 1986 through December 1989.

     Mr. Hanson has been Senior Vice President since February 1994, and was a Vice President from February 1993 until February 1994, of MacAndrews and Forbes Holdings, Inc., a private investment company. He was President of Edina Group, Inc., a private investment firm, from February 1992 to February 1993 and has been employed by the Company and Ground Round on a part-time basis since October 1991. He was Vice Chairman and Chief Executive Officer of the Company from January 1990 through September 1991 and President of the Company from January 1989 through January 1990. Mr. Hanson is a director of Meridian Sports, Incorporated.

     Mr. Lee has been Vice President and Chief Financial Officer of Hanson Industries and HM Holdings since April 1992. He was Vice President and Treasurer of Hanson Industries and HM Holdings from January 1987 to April 1992.

     Mr. Meachin has been Chairman and Chief Executive Officer of Cross Border Enterprises, Inc., an international investment banking company, since June 1991. He was a Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1981 to 1991.

     Mr. Moss has been legal counsel to NatWest Markets, Investment Banking, a division of National Westminster Bank, Plc, since August 1994. He was engaged in the private practice of law from February 1992 to July 1994. From January 1991 through January 1992, he was of counsel to the law firm of Katten, Muchin & Zavis. He was Senior Vice President, Secretary and Corporate Counsel of Drexel Burnham Lambert Incorporated from 1987 to 1990. Mr. Moss is a trustee of Mid-Atlantic Realty Trust.

     Mr. Russo has been Chairman, President and Chief Executive Officer of Miami Subs Corporation since January 1994. He was Group Chairman and Chief Executive Officer of the Housewares Group of Hanson Industries from December 1987 to January 1994. He was a private consultant from February 1987 until December 1987. He was the President of Ponderosa Steakhouses, a restaurant chain, from 1985 to February 1987. Mr. Russo is a director of JB's Restaurants, Inc.

     Mr. Scoggin was President and Chief Executive Officer of TGI Friday's Inc. until November 1986 and has been a private investor since that time.

     There is no family relationship among any of the executive officers or directors of the Company.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors currently has formed the following committees:

          (a) Compensation Committee, consisting of Messrs. Scoggin, Meachin and Lee. The function of the Compensation Committee is to review compensation paid to the Company's officers and employees and administer the Company's stock option and equity incentive plans.

          (b) New Restaurant Committee, consisting of Messrs. Hanson, O'Donnell and Russo, whose function is to review, and approve where appropriate, commitments for new Company-operated restaurants.

          (c) Audit Committee, consisting of Messrs. Lee, Meachin and Moss. The function of the Audit Committee is to provide assistance to the Company's directors in fulfilling their responsibility to the Company's shareholders, potential shareholders and the investment community relating to corporate accounting, audit procedures, reporting practices of the Company and the quality and integrity of the Company's financial reports, and to facilitate the maintenance of free and open means of communication between the Company's directors, independent auditors, internal auditors and financial management.

          (d) Nominating Committee, consisting of Messrs. Russo, Hanson and Scoggin, whose function is to nominate candidates for election to the Board of Directors. In carrying out its responsibilities, the Nominating Committee will consider only candidates nominated in accordance with the procedures set forth in Article II, Section 9 of the Company's By-laws. Nominations of persons to serve on the Company's Board of Directors may be made at the Special Meeting by or at the direction of the Board of Directors or by any shareholder of record as of the date such shareholder gives a Nomination Notice (as hereinafter defined) to the Company who is entitled to vote in the election of directors and who complies with the notice procedures contained in Article II, Section 9 of the Company's By-laws. Nominations by a shareholder must be in writing (a "Nomination Notice") and delivered to or mailed and received by the Company's Secretary not less than 60 and not more than 90 days prior to the Special Meeting if at least 70 days' notice or prior public disclosure of the date of the Special Meeting is given or made to the Company's shareholders, or not later than the close of business on the tenth day following the day on which such notice or disclosure was given or made if less than 70 days' notice or disclosure was provided. Any Nomination Notice must provide the information concerning the nominee or nominees and the shareholder required by the By-laws. A shareholder may obtain a copy of the Company's By-laws by making a written request to the Company's Secretary, 35 Braintree Hill Office Park, Braintree, MA 02184-9078.

     During fiscal 1994, the Board of Directors of the Company met thirteen times, the Compensation Committee met two times, the New Restaurant Committee met five times, the Audit Committee met four times and the Nominating Committee did not meet. Each of the directors attended at least 75 percent of the meetings of the Board of Directors held during fiscal 1994. Except for the Compensation Committee which met two times and where one director was absent at one of these meetings, each of the directors attended at least 75 percent of the meetings of all committees on which he served that were held in fiscal 1994 during the period that he served.

COMPENSATION OF DIRECTORS

     Each of the directors of the Company, other than directors who are officers or employees of the Company or of HM Holdings, Inc. ("HMH") or its affiliates, receives an annual fee of $12,000 for serving as a director. In addition, under the Company's 1992 Equity Incentive Plan, each director of the Company who is not an officer or employee of the Company or Ground Round receives an option to purchase 2,000 shares of Common Stock of the Company when he or she is first elected a director of the Company and an option to purchase 1,000 shares of Common Stock of the Company as of the date of each meeting of shareholders at which the director is re-elected. These options are immediately exercisable at a purchase price equal to the closing price of a share of the Company's Common Stock on the NASDAQ/NMS on the date the option is granted and have a five-year term. Mr. Lee, who is an employee of HMH has declined to accept options under the Company's 1992 Equity Incentive Plan. During fiscal year 1994, each of the Company's directors other than Mr. Lee, received an option to purchase 1,000 shares of Common Stock at an exercise price of $7.50 per share.

     In August 1991, Ground Round and the Company entered into an agreement with
J. Eric Hanson, a director of the Company and its former Chief Executive Officer and Vice Chairman, pursuant to which he will be employed by Ground Round and the Company on a part-time basis for a period of five years currently to provide advice in connection with the Company's ongoing commercial banking relationships. In consideration for his services, Mr. Hanson received $12,000 in fiscal 1994 and continues to be eligible to participate in the Company's stock option and equity incentive plans but is not entitled to receive directors' fees.

                 EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

                           SUMMARY COMPENSATION TABLE

     The following table contains a summary of the annual, long-term and other compensation for each of the Company's fiscal years ended September 27, 1992, October 3, 1993 and October 2, 1994, of those persons who were, at October 2, 1994, the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                                                                                       LONG-TERM COMPENSATION
                                                  ANNUAL COMPENSATION                --------------------------
                                         --------------------------------------                      SECURITIES
                                                                      OTHER          RESTRICTED      UNDERLYING
                                                                      ANNUAL           STOCK          OPTIONS/        ALL OTHER
         NAME AND            FISCAL      SALARY        BONUS       COMPENSATION       AWARD(S)          SARS         COMPENSATION
    PRINCIPAL POSITION        YEAR         ($)          ($)            ($)              ($)             (#)              ($)
- --------------------------   ------      -------      -------      ------------      ----------      ----------      ------------
Michael P. O'Donnell          1994       275,000      137,500          0                      0               0          11,775(4)
Chairman of the Board,        1993       235,000      117,500          0                273,600(3)      103,700          10,575(4)
President and Chief           1992       235,000       63,098(2)       0                      0          85,000           8,943(4)
Executive Officer

Peter J. Beaudrault           1994       130,000       69,033          0                      0               0          18,255(5)
Executive Vice President      1993        92,500       23,125          0                      0          23,610          15,000(5)
                              1992         5,832(1)         0          0                      0          40,000               0

Michael R. Jorgensen          1994       130,000       69,033          0                      0               0           4,642(4)
Senior Vice President,        1993        37,902(1)    16,250          0                      0          47,500           1,167(4)
Chief Financial Officer       1992           N/A          N/A        N/A                    N/A             N/A             N/A
and Treasurer

Frank M. Puthoff              1994       120,000       65,283          0                      0               0           5,579(4)
Senior Vice President,        1993       114,950       57,475          0                      0          23,610           5,173(4)
General Counsel               1992       112,338       30,864(2)       0                      0          40,000           4,296(4)
and Secretary

William C. Schoener           1994       120,000       65,283          0                      0               0           5,000(4)
Senior Vice President         1993        92,500       38,192          0                      0          23,610           3,921(4)
of Division Operations        1992        92,500            0          0                      0          40,000           2,775(4)

- ---------------
(1) Messrs. Beaudrault and Jorgensen were employed by the Company commencing in September 1992 and June 1993, respectively.

(2) Because the Company changed its fiscal year-end in September 1991, bonuses for fiscal 1992 were based on the Company's performance during the nine-month period ended September 27, 1992.

(3) As of October 2, 1994, Mr. O'Donnell held an aggregate of 30,000 shares of restricted stock, the value of which on the date of grant is shown in the table. The value of the 30,000 shares of restricted stock as of October 2, 1994 was $251,100. The grant to Mr. O'Donnell was made in February 1993 and the shares are subject to forfeiture restrictions which lapse in equal installments over a period of three years. In the event of Mr. O'Donnell's death or disability, the shares of restricted stock are no longer subject to forfeiture.

(4) Represents the amount of the Company's contributions to the Company's non-qualified Deferred Compensation Plan made on behalf of the named executive officers.

(5) The Company agreed to pay Mr. Beaudrault $30,000 when he joined the Company, one-half of which was paid in fiscal 1993 and one-half of which was paid in fiscal 1994. The remaining $3,255 Mr. Beaudrault received in fiscal 1994 represents the amount of the Company's contribution to the Deferred Compensation Plan made on his behalf.
                      ------------------------------------

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     EMPLOYMENT AGREEMENTS. The Company has entered into an employment agreement with Michael P. O'Donnell effective June 10, 1991 and amended effective April 21, 1992 under which Mr. O'Donnell has agreed to serve the Company as Chairman, President and Chief Executive Officer for a term commencing upon September 27, 1991 and extending until December 31, 1996. The agreement will be automatically renewed on each December 31 thereafter for an additional year, unless, not later than September 30 prior to such December 31, either party gives notice to the other that it or he wishes to terminate the agreement.

     Under the amended agreement, Mr. O'Donnell is entitled to compensation consisting of (i) a base salary of $235,000 per annum, subject to upward adjustment effective January 1 in each year, and (ii) an annual bonus of up to 100% of his base salary for the preceding fiscal year determined in the same manner as bonuses are determined for other executives (other than executive and senior vice presidents) of the Company under the Company's bonus plan then in effect. For fiscal 1994, Mr. O'Donnell's base salary under his agreement was $275,000. Mr. O'Donnell is also entitled to receive certain benefits, including insurance, participation in deferred compensation and stock option and equity incentive plans, use of a company car or a car allowance, and payment of annual country club dues. The Company may terminate the agreement at any time for "cause" or "disability" (as defined in the agreement). Mr. O'Donnell may terminate the agreement at any time if the Company is in breach of any of its obligations to him and such breach is not cured within 30 days; if he is not reelected to serve as Chairman, President and Chief Executive Officer of the Company or is removed from any of such positions (unless he is not reelected or removed as Chairman of the Company as a result of action taken by any person, entity or group of persons or entities which has the power to elect a majority of the Board of Directors of the Company); or if the successor to all or substantially all of the business or assets of the Company fails to assume its obligations under the agreement. In the event that Mr. O'Donnell's employment is terminated by him pursuant to the terms of the agreement or by the Company (other than for "cause" or "disability"), Mr. O'Donnell will be entitled to receive a lump sum payment equal to two times his base salary then in effect. In the event Mr. O'Donnell's employment terminates because of death, disability or expiration of his agreement without renewal, or is terminated without cause, he will receive his bonus pro-rated based upon the number of days during the fiscal year he was employed. If his employment is terminated for cause or for breach of his agreement, he shall not receive any bonus for the year.

     SEVERANCE AGREEMENTS. In July 1994, the Company entered into severance agreements (the "Severance Agreements") with Michael P. O'Donnell, Chairman of the Board, President and Chief Executive Officer, Michael R. Jorgensen, Senior Vice President and Chief Financial Officer, Peter J. Beaudrault, Executive Vice President, and William C. Schoener, Senior Vice President. The Severance Agreements provide benefits in the event of a change in control of the Company as defined therein.

     Mr. O'Donnell's Severance Agreement provides that he will receive a lump sum payment if (i) he does not voluntarily terminate his employment with the Company for a period of 120 days after a change in control of the Company has occurred (the "Stay Period") or (ii) his employment by the Company is terminated by the Company during the Stay Period for any reason other than "cause" (as defined in his Severance Agreement). The lump sum payment will be equal to two times the sum of (i) Mr. O'Donnell's highest annual base salary at any time on or after the date of his Severance Agreement and (ii) Mr. O'Donnell's highest targeted bonus under the Company's incentive bonus plan at any time on or after the date of his Severance Agreement. In addition, for a period of approximately 28 months after the date of the change in control, Mr. O'Donnell will be entitled to the benefit of all employee benefit plans and arrangements in which he is entitled to participate immediately prior to the change in control (including, without limitation, medical and dental insurance plans, disability and life insurance plans, and car and country club allowance programs).

     The Severance Agreements for Messrs. Jorgensen, Beaudrault and Schoener provide that each will receive a bonus (a "Bonus Payment") within five days after the expiration of the Stay Period following a change in control if (i) during the Stay Period his employment is terminated by the Company for any reason other than cause or (ii) he does not voluntarily terminate his employment during the Stay Period other than for Good Reason (as defined in the Severance Agreements). The Bonus Payment will be equal to one-half of the employee's highest annual base salary at any time on or after the date of the Severance Agreement. The Severance Agreement for each of Messrs. Jorgensen, Beaudrault and Schoener also provides that such employee will receive an additional payment (each a "Severance Payment:"), if (i) within 24 months after a change in control of the Company, the employee terminates his employment with the Company for Good Reason within 90 days after the event which constitutes Good Reason or (ii) within such 24-month period, the Company terminates his employment for any reason other than cause. The Severance Payment will be equal to two times the sum of (i) the employee's highest annual base salary at any time on or after the date of the Severance Agreement and (ii) the employee's highest targeted bonus under the Company's incentive bonus plan at any time on or after the date of the Severance Agreement. In addition, each of Messrs. Jorgensen, Beaudrault and Schoener will be entitled for a period of 24 months after the date of termination of employment to the benefit of all employee welfare benefit plans and arrangements in which he is entitled to participate immediately prior to the change of control (including, without limitation, medical and dental insurance plans, disability and life insurance plans, and car allowance programs).

     Each Severance Agreement provides that all outstanding Company Options (as defined below), and, in addition in the case of Mr. O'Donnell, his restricted stock, will vest immediately upon a change of control.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

     The following table shows certain information as of October 2, 1994 concerning unexercised stock options held by the Chief Executive Officer and the named executive officers that were granted under the Company's 1989 Stock Option Plan and 1992 Equity Incentive Plan. The Company has not granted any SARs. No options were granted to the Chief Executive Officer or the other named executive officers in fiscal 1994 and none of the named individuals exercised any stock options during fiscal 1994.

                                NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS AT
                                OPTIONS AT FY-END(#)                     FY-END($)
                              -------------------------         ----------------------------
             NAME             EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE(1)
        --------------        -------------------------         ----------------------------
        M. O'Donnell               127,519/87,033                      471,896/72,683
        P. Beaudrault               42,500/21,110                       88,437/14,930
        M. Jorgensen                 2,500/45,000                        3,437/61,875
        F. Puthoff                  47,025/21,110                      176,201/14,930
        W. Schoener                 47,025/21,110                      176,201/14,930

- ---------------
(1) Valuation is based on the fair market value of the Company's common stock on October 2, 1994
    (the last day of the 1994 fiscal year).


                           DEFINED BENEFIT PLAN TABLE

     The following is a pension plan table showing estimated annual benefits (exclusive of reductions of Social Security benefits) payable upon normal retirement to persons in specified compensation and years of service classifications under the Company's unfunded, non-qualified retirement plan (the "Retirement Plan"), based on Final Average Salary for various years of service, assuming the employee would retire at age 65 in 1994. Officers of the Company who hold the title of President, Executive Vice President, Senior Vice President, Vice President or General Counsel are entitled to participate in the Retirement Plan. The Company pays the full cost of the Plan.

                                                                YEAR OF SERVICE
                                              ---------------------------------------------------
            FINAL AVERAGE SALARY                10            15             20             25
- --------------------------------------------  -------       -------       --------       --------
$ 80,000....................................  $16,000       $16,000       $ 28,000       $ 40,000
 100,000....................................   20,000        20,000         35,000         50,000
 120,000....................................   24,000        24,000         42,000         60,000
 140,000....................................   28,000        28,000         49,000         70,000
 160,000....................................   32,000        32,000         56,000         80,000
 200,000....................................   40,000        40,000         70,000        100,000
 250,000....................................   50,000        50,000         87,500        125,000
 300,000....................................   60,000        60,000        105,000        150,000
 350,000....................................   70,000        70,000        122,500        175,000
 400,000....................................   80,000        80,000        140,000        200,000

     The compensation covered by the Retirement Plan is the base salary of individual participants as shown in the Summary Compensation Table. Final Average Salary is the highest five-year average of consecutive years' Salary (from the Summary Compensation Table) over an employee's career with the Company. Participants in the Retirement Plan are entitled to a monthly benefit upon retirement after attaining the age of 65 equal to 50% of final average compensation, reduced by 1/2 of 1% of final average compensation for each month (not in excess of 120 months) by which the participants's credited service with the Company is less than 300 months, less the amount of the participant's primary Social Security benefit. Early retirement benefits are also available for participants who are 55 and have completed 15 years of service equal to the participant's normal retirement benefit reduced for early commencement by 5/9 of 1% for each of the first 60 months plus 5/18 of 1% for each month in excess of 60 months by which the benefit commencement date precedes a participant's normal retirement date, and increased by 1/48 of 1% of the participant's final average compensation times months of projected credited service over 25 years, not to exceed 120 months, less the amount of the participant's primary social security benefit. Projected credited service indicates that period of time which commences on the participant's date of hire and ends on the participant's normal retirement date. Benefits are payable for the life of the retiree only, and would be reduced on an actuarial basis if survivor options were chosen. In addition, benefits are subject to a 100% deduction for Social Security amounts.

     The years of service at October 2, 1994 under the Plan for those individuals named in the Summary Compensation Table were as follows: Mr. O'Donnell, 4 years, 8 months; Mr. Puthoff 4 years, 2 months; Mr. Schoener, 21 years, 7 months; Mr. Beaudrault, 2 years; and Mr. Jorgensen, 1 year, 3 months.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of three non-employee directors. The Committee is responsible for administering, reviewing and making recommendations to the Board of Directors with respect to executive compensation, which includes base salaries, annual incentives and long term equity incentive plans as well as any executive benefits and/or perquisites. In addition, the Compensation Committee is responsible for the granting of awards and administration of the 1989 Stock Option Plan and the 1992 Equity Incentive Plan (the "Plans"). The Committee ensures that executive compensation and the Plans are at a level such that the Company can attract, retain, motivate and reward its executives for contributing toward the Company's short and long-term financial and non-financial goals, and places the most emphasis on long-term incentives. By emphasizing longterm incentive compensation, the Committee creates a link between the Company's executives and the shareholders' interests.

BASE SALARIES

     The Compensation Committee believes that a substantial portion of the Chief Executive Officer's and all other executives' compensation should be tied to the performance of the Company and therefore at risk. This is accomplished by a compensation plan that includes a base salary, which is intentionally set below competitive market data, and increasing bonus opportunities through an annual incentive plan. Should the Company meet its financial goals, the executives combined base salary and bonus is intended to meet competitive market levels and if the Company exceeds those goals, total compensation will exceed competitive market levels.

     The Committee periodically reviews the base salary of each executive and makes salary level recommendations to the Board of Directors in accordance with the above-described philosophy. These recommendations are predicated upon external market data, changes in the duties and responsibilities assigned to each position and/or each executive's individual performance. In making salary determinations, the Committee reviews various industry sources, including the current year's Chain Restaurant Compensation Association Survey prepared by Towers Perrin, an outside executive compensation consultant. In addition, the Committee retains the services of and maintains an ongoing relationship with Towers Perrin to conduct various compensation studies on the Chief Executive Officer's position and other selected senior executive positions of the Company.

     Based upon the foregoing factors, the Board, upon the recommendation of the Committee, adjusted the base salary of the Chief Executive Officer from $235,000 to $275,000 effective in October 1993. While the Chief Executive Officer's salary continues to be below the salaries paid to incumbents holding similar positions and, therefore, consistent with the Company's overall philosophy, the Committee felt that an increase in the base salary was warranted in order to decrease the large disparity between the salary paid to the Company's Chief Executive Officer and the base salaries paid to persons holding similar positions in the Company's industry. Prior to this increase, the Company had not increased the salary of the Chief Executive Officer since June 1, 1991.

BONUS PLAN

     The Company had in effect in fiscal 1994 the 1994 Corporate Employee Incentive Plan (the "Incentive Plan") under which the Company's Chief Executive Officer, executive officers and all other full-time corporate employees were eligible to receive cash bonuses based upon the Company's earnings per share for the period from October 4, 1993 through October 2, 1994.

     The objective of the Plan was to ensure that the Company met or exceeded the Board of Director's expected earnings growth rate by motivating and rewarding the Incentive Plan participants for achieving or exceeding these expectations. Using 1992 as a base year ( $.42 earnings per share), a targeted earnings per share growth rate of 15% per year, or for fiscal 1994, $.56 per share was established as the level at which 50% of a participant's maximum bonus would be paid out; at an earnings per share growth rate of 25% or $.66 per share, 100% of the maximum bonus would be paid out to the Incentive Plan participants. For performance between these points, awards are determined by interpolation. If performance is above 25%, the maximum bonus potential cannot be exceeded. For performance below 15%, the bonus opportunity is correspondingly reduced. No award is paid when earnings per share is at or below the prior year's targeted earnings per share goal.

     The maximum amount of any bonus opportunity under the Plan varies from 10% to 100% of a participant's annualized base salary. The Chief Executive Officer's maximum bonus potential is 100% of his annualized base salary.

     For fiscal year 1994, the Company achieved $.56 per share which resulted in the plan participants receiving 50% of their maximum bonus opportunity. Therefore, the Chief Executive Officer received a bonus in the amount of $137,500 for fiscal year 1994.

     For fiscal year 1994, the Committee approved an incentive plan covering the executive officers named in the Summary Compensation Table, other than the Chief Executive Officer. In establishing this plan, the Committee reduced by 25% each participant's bonus opportunity under the Corporate Employee Incentive Plan, described above, and established a pool which is intended to reward collective operational performance and is based on the incremental location operating profit measured on a quarterly basis. The pool is equal to 4% of location operating profit of Company-owned restaurants in excess of location operating profit for fiscal 1993 and is divided and paid equally among the participants after the close of each quarter. For fiscal 1994, the pool totalled $81,000.

STOCK OPTION AND EQUITY INCENTIVE PLANS

     The Company's 1989 Stock Option Plan and 1992 Equity Incentive Plan authorize the Compensation Committee to grant options to purchase shares of Common Stock including both incentive stock options and non-qualified stock options, stock appreciation rights, performance stock units, and restricted stock to qualified officers and key employees of the Company.

     The purpose of these Plans is to enable the Company to attract, retain and motivate its executives and other key employees and to enable them to participate in the long-term growth of the Company by providing for or increasing their proprietary interests in the Company and to help the Company achieve its long-range goals by aligning the interests of the Company's executives with its shareholders.

     The Compensation Committee determines the individuals who participate in the Plans, the price and terms upon which awards shall be made including the number of shares or units subject to each award, all subject to the terms and conditions of the Plans.

     During the fiscal year ending October 2, 1994, the Compensation Committee did not award any stock options or other equity compensation to the Chief Executive Officer or any of the Company's other named executive officers.

OTHER COMPENSATION

     The Company provides certain other benefits such as health, dental and long-term disability insurance to the Chief Executive Officer and other executive officers that are generally available to Company employees. The Chief Executive Officer along with the other key management employees who earn more than $64,245 participate in the Company's non-qualified deferred compensation plan, wherein the Chief Executive Officer received $11,775 in fiscal 1994 as a Company match of a portion of his 1994 contributions. In addition, officers of the Company are eligible to receive an automobile allowance or Company leased automobile. For the fiscal year ended October 2, 1994, the amount of additional benefits to each of the named executive officers of the Company did not exceed 10% of the total annual salary and bonus for each named executive officer.

                                            Respectfully submitted,



                                            Daniel R. Scoggin, Chair
                                            Robert E. Lee
                                            David J.P. Meachin

                         GROUND ROUND RESTAURANTS, INC.
                   COMPARISON OF CUMULATIVE TOTAL RETURN VS.
                S&P 500 AND VALUE LINE RESTAURANT INDUSTRY GROUP











                                   (GRAPH)











     The graph assumes that $100 was invested on December 31, 1989 in Common Stock of the Company, the S&P 500 and the Value Line Restaurant Group. Total return assumes quarterly reinvestment of dividends and includes reinvestment of the cash equivalent of the special dividend made by the Company to all of its stockholders of record on September 11, 1991, of one share of MariFarms, Inc. for each share of Common stock of the Company.

                                         12/31/89    12/31/90     9/30/91      9/28/92      10/4/93
                                            TO          TO          TO           TO            TO
COMPANY/INDEX                            12/31/90    9/30/91      9/28/92      10/4/93      10/3/94
- -------------                            --------    -------      -------      -------      -------
Ground Round Restaurants, Inc......      24.72        71.91        79.73        87.54       104.74
Industry Group.....................      87.85       111.04       136.92       164.59       161.22
S&P 500............................      96.89       116.64       129.81       147.87       152.02

OTHER

     1991 STOCKHOLDER AGREEMENT WITH HM HOLDINGS. HM Holdings and the Company are parties to a Stockholder Agreement dated as of August 1, 1991 (the "1991 Agreement") providing for certain rights and restrictions with respect to HM Holdings' ownership of the Common Stock. In the 1991 Agreement, the Company agreed that, upon HM Holding's request, the Company will use its best efforts to nominate and cause to be elected to the Company's Board of Directors two persons designated by HM Holdings as long as HM Holdings and its corporate affiliates beneficially own 20% or more of the outstanding shares of Common Stock, and one person designated by HM Holdings as long as HM Holdings and its corporate affiliates beneficially own less than 20% but more than 10% of the outstanding shares of Common Stock. Messrs. Lee and Russo are the current nominees of HM Holdings serving on the Board of Directors. HM Holdings has the right to propose for election and/or to solicit proxies in favor of the election of any number of directors of the Company, but has advised the Company that it has no present intention to seek to have additional designees elected to the Board.

     In the 1991 Agreement, HM Holdings agreed that neither HM Holdings nor any of its corporate affiliates will acquire, directly or indirectly, such number of additional shares of Common Stock as would result in HM Holdings and such affiliates beneficially owning 50% or more of the outstanding shares of Common Stock unless, in such acquisition, HM Holdings and/or such affiliates offer to acquire all outstanding shares of Common Stock not held by them upon substantially the same terms and conditions. In addition, HM Holdings has agreed that, except in certain limited circumstances, so long as HM Holdings or any such affiliates seek to sell or otherwise dispose of all or substantially all of the shares of Common Stock owned by it to a third party, except as may be otherwise approved by a majority of the members of the Board of Directors not designated by HM Holdings, HM Holdings or such affiliate will use its best efforts to cause such third party to offer to purchase all other outstanding shares of Common Stock upon substantially the same terms and conditions. HM Holdings also agreed that, if such third party fails to make such offer, HM Holdings or such affiliate will not so sell or otherwise dispose of such shares unless such third party agrees to be subject to the same limitation on its ability to sell and to the requirements applicable to HM Holdings with respect to the acquisition of 50% or more of the outstanding shares of the Common Stock.

     In addition, in the 1991 Agreement the Company agreed that, if at any time it shall propose to sell any shares of Common Stock or any other security entitling the holder thereof to vote for the election of directors of the Company, or any warrants or rights therefor or securities convertible into or exchangeable therefor, to any person or entity other than HM Holdings or its affiliates, it shall give HM Holdings the opportunity to purchase such number of shares or other securities as will permit HM Holdings and its corporate affiliates to retain their percentage of the Company's voting power.

     The Company also agreed that, so long as HM Holdings owns 5% or more of the outstanding shares of Common Stock, upon HM Holding's request, the Company will cause up to four registration statements to be filed with the Commission in order to permit HM Holdings or a corporate affiliate to sell all or a portion of its shares of Common Stock. In addition the Company agreed, if requested, to include some or all shares of Common Stock owned by HM Holdings or an affiliate in any registration statement it otherwise files (other than registration statements relating to employee stock options). The Company and HM Holdings also agreed to indemnify each other for certain liabilities that may arise in connection with any such registration statements.

     It is an event of default under the Company's principal credit facility if HM Holdings does not beneficially own at least 25% of the Company's outstanding Common Stock or the Company's Board of Directors does not include two designees of HM Holdings, but if the Company were to raise $10 million of additional common equity capital after October 1993, the 25% ownership requirement would be reduced to 0% and no HM Holdings nominees would be required. HM Holdings has agreed that, as long as the principal credit facility is outstanding, it will not take any action to cause its beneficial ownership to fall below such percentage and has agreed to nominate two individuals for election as directors of the Company. The Company does not have an agreement with HM Holdings or its affiliates requiring them to provide financial support in connection with the principal credit facility.

     1991 REGISTRATION RIGHTS AGREEMENT WITH GSB HOLDINGS. GSB Holdings and the Company are parties to a Registration Rights Agreement, dated as of August 20, 1991, which allows GSB Holdings certain registration rights with respect to the shares of Common Stock owned by it. The Company agreed, if requested, to include no less than 50,000 shares of Common Stock owned by GSB Holdings in any registration statement it otherwise files (other than registration statements relating to employee stock options). GSB Holdings agreed to observe the same lock-ups with regard to the sale of the shares of Common Stock owned by it as the Company agrees to, if any, in connection with such registration statement if so requested by the managing underwriter. The Company and GSB Holdings also agreed to indemnify each other for certain liabilities that may arise in connection with any such registration statement.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth, in accordance with the Commission's beneficial ownership rules, certain information about the only persons known by the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock as of December 31, 1994. The information has been derived from statements on Schedules 13D or 13G filed by the persons listed in the table. Unless otherwise indicated, each of the beneficial owners has sole voting and investment power with respect to its or his shares.

                                                               NUMBER OF SHARES
                     NAME AND ADDRESS OF                         BENEFICIALLY           PERCENT
                      BENEFICIAL OWNER                               OWNED              OF CLASS
                     -------------------                       ----------------         --------
HM Holdings, Inc.............................................   3,680,000(1)(2)          33.11%
     99 Wood Avenue South
     Iselin, NJ 08830
FMR Corp.....................................................   1,395,200(3)             12.55%
     82 Devonshire Street
     Boston, MA 02109-3614
David H. Clarke..............................................     666,467(1)(5)           6.00%
     16 West River Road
     P.O. Box 521
     Rumson, NJ 07760
GSB Holdings, Inc............................................     640,000(1)              5.76%
     16 West River Road
     P.O. Box 521
     Rumson, NJ 07760
Dimensional Fund Advisors Inc................................     573,000(6)              5.16%
     1299 Ocean Ave.
     Santa Monica, CA 90401

- ---------------
(1) HM Holdings is engaged principally in the business of holding investments and is an indirect, wholly-owned subsidiary of Hanson PLC. GSB Holdings is engaged principally in the business of holding investments and is a wholly-owned subsidiary of Great South Beach Improvement Co.
    ("GSB Improvement"), a corporation principally engaged in real estate development. David H.
    Clarke is a Vice Chairman of Hanson PLC, an officer and director of HM Holdings, a director, officer and controlling shareholder of GSB Improvements, and an officer and a director of GSB
    Holdings. HM Holdings on the one hand, and Mr. Clarke, GSB Improvement and GSB Holdings, Inc.
    on the other hand, disclaim the existence of a group for the purposes of Section 13(d) of the
    Exchange Act. Pursuant to the 1991 Agreement, HM Holdings has two nominees, Robert E. Lee and
    Thomas J. Russo, serving on the Company's Board of Directors. Mr. Lee is Vice President and
    Chief Financial Officer of Hanson Industries and HM Holdings, and Hanson Industries is a
    subsidiary of Hanson PLC that is a direct parent of HM Holdings. GSB Holdings is not entitled to nominate any directors of the Company. To the Company's knowledge, other than as described above and under "Executive Compensation and Other

[FN]

    Transactions -- Other", neither HM Holdings nor GSB Holdings has any affiliation with the
    Company or its management.
(2) Excludes an aggregate of 9,400 shares of Common Stock beneficially owned by Robert E. Lee and
    Thomas J. Russo, whom HM Holdings has nominated to the Board of Directors pursuant to the 1991
    Agreement. See "Executive Compensation and Other Transactions -- Other". Also excludes any other shares of Common Stock that may be beneficially owned by directors, executive officers and/or employees of Hanson PLC and its subsidiaries, directly or through individual employee savings plan accounts.
(3) All shares are beneficially owned by Fidelity Management & Research Company.
(4) All Shares are owned by numerous investment counselling clients to whom Wellington Management
    Company serves as investment advisor.
(5) Includes (i) 640,000 shares owned by GSB Holdings (as listed in the table above), and (ii) 26,467 shares owned directly by Mr. Clarke. Mr. Clarke is an indirect majority shareholder and an officer and director of GSB Holdings and may, therefore, be deemed to own beneficially the shares of
    Common Stock owned by GSB Holdings. Excludes 37,333 shares of Common Stock owned by Mr. Clarke's spouse and children, as to which Mr. Clarke disclaims beneficial ownership. Also excludes all shares beneficially owned by HM Holdings and any shares that may be beneficially owned by directors,  executive officers and/or employees of Hanson PLC and its subsidiaries, directly or through individual employee savings plan accounts.
(6) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 573,000 shares of Common Stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company (the "Fund"), or in a series of the DFA Investment Trust Company, a Delaware business trust
    (the "Trust"), or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager.
    Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole voting power as to 420,450 of such shares of Common Stock, officers of the Fund have sole voting power as to 84,650 of such shares of Common Stock, and officers of the Trust have sole voting power as to 67,900 of such shares of Common Stock.


     The following table sets forth certain information as of February 24, 1995, 1994 with respect to (i)
each director of the Company, (ii) certain executive officers of the Company, and (iii) all officers and directors as a group. This information has been furnished by the persons listed in the table.

                                                                 NUMBER OF SHARES                 PERCENT OF
                              NAME                              BENEFICIALLY OWNED                   CLASS
                              ----                              ------------------                ----------
       (a) Security ownership of directors:
             Michael P. O'Donnell...............................       185,419(1)                    1.7%
             J. Eric Hanson.....................................       123,826(2)                    1.1%
             Robert E. Lee......................................         1,000(3)                      *
             David J. P. Meachin................................         5,000(4)                      *
             Stanley J. Moss....................................         4,000(4)                      *
             Thomas J. Russo....................................         8,400(5)                      *
             Daniel R. Scoggin..................................         4,000(4)                      *
       (b) Security ownership of named executive officers:
             Michael P. O'Donnell...............................       185,419(1)                    1.7%
             Michael R. Jorgensen...............................         2,500(6)                      *
             Peter J. Beaudrault................................        47,870(6)                      *
             Frank M. Puthoff...................................        52,395(6)                      *
             William C. Schoener................................        52,395(6)                      *
       (c) All officers and directors as a group (15 persons)...       528,751(7)                    4.6%

- ---------------

*  Less than 1%.

(1) Includes an aggregate of 145,419 shares of Common Stock that may be acquired under stock options exercisable within 60 days of February 24, 1995. Also includes 30,000 shares of restricted Common Stock.

(2) Includes an aggregate of 71,926 shares of Common Stock that may be acquired under stock options exercisable within 60 days of February 24, 1995.

(3) Excludes all shares of Common Stock beneficially owned by HM Holdings, of which Mr. Lee is an executive officer. See "-- Security Ownership of Certain Beneficial Owners."

(4) Includes 4,000 shares of Common Stock that may be acquired under stock options exercisable within 60 days of February 24, 1995.

(5) Includes 1,000 shares of Common Stock that may be acquired under stock options exercisable within 60 days of February 24, 1995.

(6) Represents shares of Common Stock that may be acquired under stock options exercisable within 60 days of February 24, 1995.

(7) Includes an aggregate of 420,301 shares of Common Stock that may be acquired under stock options exercisable within 60 days of February 24, 1995.

                           PROPOSALS TO SHAREHOLDERS

     Proposals to shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices by August 23, 1995 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

                                 OTHER MATTERS

     Pursuant to a contract of insurance dated May 20, 1994 with Chubb Insurance Company, the Company maintains a $10,000,000 indemnification insurance policy covering all directors and officers of the Company and its subsidiaries. The annual premium for such insurance is $128,500. As of March 13, 1995, no payments have been made under these insurance contracts.

     The Board of Directors knows of no business which will be presented for consideration at the Special Meeting other than that shown above. However, if any such other business should come before the Special Meeting, it is the intention of the persons in the enclosed form of Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. All costs of solicitation will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                           By order of the Board of Directors

                                                Robin L. Moroz,
                                                  Secretary

March 13, 1995

     /  /


1.  Election of Directors       For all nominees listed below             / /          WITHHOLD AUTHORITY to                / /
                                (except as marked to the contrary below)               vote for all nominees listed below

    Nominees: Michael P. O'Donnell, J. Eric Hanson, Robert E. Lee, David J.P. Meachin, Stanley J. Moss, Thomas J. Russo and
    Daniel R. Scoggin (Instruction: To withhold authority to vote for any individual nominee(s), write that nominee(s) name on the line below.)




2. Authorizing proxy holders to vote in their discretion as to such other business and matters or proposals as may properly come before the Special Meeting.

    FOR  / /       AGAINST / /      ABSTAIN  / /                                     Change of address  / /


                                                                               NOTE: Please sign exactly as name or names appear to
                                                                               the left.  When signing as Attorney, Executor,
                                                                               Trustee, Grantor or Officer of a corporation, please
                                                                               give title as such.  For joint accunts, both named
                                                                               holders should sign.

                                                                               Dated: _______________________________________ 1995

                                                                               ___________________________________________________

                                                                               ___________________________________________________
                                                                                                    Signature
                                                                               ___________________________________________________
                                                                                          Signature (if held jointly)

                                                                               Votes must be indicated
                                                                               (x) in Black or Blue ink.              / /

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE


                        GROUND ROUND RESTAURANTS, INC.

               ANNUAL MEETING OF SHAREHOLDERS -- MARCH 31, 1995

                   Proxy Solicited by the Board of Directors

     The undersigned shareholder hereby appoints Michael R. Jorgensen and Robin
L. Moroz, and each of them individually, proxies for the undersigned, with full power of substitution and re-substitution, to represent the undersigned and to vote all shares of common stock of GROUND ROUND RESTAURANTS, INC. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held on Friday, March 31, 1995, and at any and all postponements and adjournments thereof (the "Meeting"), as indicated on the reverse side.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR AUTHORIZING THE PROXYHOLDERS TO VOTE IN THEIR DISCRETION AS TO ALL MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

                                (Continued and to be signed on the reverse side)

                                     GROUND ROUND RESTAURANTS, INC.
                                     P.O. BOX 11154
                                     NEW YORK, N.Y. 10203-0154